EXHIBIT 10.7

TRANSITIONAL EMPLOYER AGREEMENT

This agreement is made and executed by and between the U.S. Department of Veterans Affairs Long Beach Medical Center (hereinafter referred to as
V.A.) and NuTek Inc. - Century Clocks (hereinafter referred to as Principal), located at 23792 Rockfield Suite # 140 Lake Forest, CA 92630 Fax (949) 547-9534

Background: The V.A. would like to provide appropriate work therapy for veterans with disabilities. Principal recognizes the need to provide work for veterans with disabilities, and the two parties would like to develop a project to provide these work opportunities.

1.	Project Scope

Labor:	V.A. will provide workers from the Compensated Work Therapy
(C.W.T.) Program to perform the following duties:  clock manufacture & assembly

Materials and Facilities: For the aforementioned project, Principal shall provide to V.A., work space, equipment, and supervision except for the following:

N/A

Cost:	The cost to Principal for V.A. workers to perform the work will be $6.50 per hour Any hours over 40 per week will follow conditions outlined by federal labor laws. Principal agrees to pay the amount stated, subject to the conditions specified herein.

BILLING:	Billings shall be made on a bi-monthly basis for the total hours worked during the month. Payment is due upon receipt of an invoice and is considered delinquent (30) days after receipt. Checks shall be made to "V.A. Account 36X4048", and shall included the bill number on the billing notice.

Payments shall be mailed with invoice copy to:

Veterans Industries (10/1 17V)
VA Long Beach Health System
5901 F. 7th Street
Long Beach, CA 90822

RECORD KEEPING and VERIFICATION: The work site supervisor shall verify the hours worked be each V.A. C.W.T. worker at the end of each week. The Principal shall assign work to V.A. C.W.T. worker within the scope of specifics noted in this agreement. The Principal shall plan work hours, days and assignments for V.A. C.W.T. worker in cooperation with V.A. C.W. T. Program Representative. The workers timecard hours will be faxed by the employer each Monday to Fax #
(562) 494-5764 to insure prompt payment for workers.

2.	Independent Contractor

It is agreed that V.A. shall be an independent contractor with respect to Principal. It is explicitly agreed that patients, volunteers, and V.A. staff who are involved with the project are in no event to be considered employees, agents of servants of the Principal.

3.	Term and Termination

TERM: The term of this agreement shall be from 5-24-99 to 5-24-02. Unless terminated by either party prior to 5-24-02.

TERMINATION:	This agreement shall be binding on the parties herein
unless either party it necessary to terminate this agreement.

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4. Miscellaneous

SAFETY: Principal agrees to comply at its expense with safety, health and work laws, regulations and rules. Principle will also ensure compliance with safe work practices and use of protective equipment as required by federal, state and local governments.

INJURY: Veterans will return to the V.A. for non-life threatening medical conditions which may arise. If the requirement for treatment is not urgent and the veteran is able, the veteran should use his or her own means of transportation to return to the V.A Medical Center.

For non-life threatening but urgent medical problems, the principal shall contact Jim Bradford at (562) 494-5588 or Cheryl Iwata, Compensated Work Therapy Manager at (562) 494-5590, extension 2118. If unable to reach either of the aforementioned, contact the Chief, Vocational Rehabilitation Therapy
(562) 494-5511.

IN THE EVENT OF A LIFE THREATENING EMERGENCY DIAL 911. Expense for transportation and treatment will be born by the V.A.

RISK OF LOSS: The Department of Veterans Affairs shall not be liable for any loss or damage to the principals property or expenses incidental to such loss or damage, except that the United States shall be responsible for any such loss or damage, not covered by insurance or for which the Principal is not otherwise reimbursed, which is caused by the negligent or wrongful act or omission of a V.A. C.W.T. worker acting within the scope of his or her employment, but only to the extent permitted by and in accordance with the procedure of the Federal Tort Claims Act.

All participants in the C.W.T. program will be veterans undergoing treatment by V.A. and are entitled to benefits as such, including treatment and/or compensation as appropriate for injuries suffered. They shall not be held or considered as employees of V.A. or private industries with whom contractual arrangements have been entered. The C.W.T. participants are in a prescribed therapeutic treatment program, and are not covered by Workers Compensation -- but are covered by the V.A.

TOOLS and EQUIPMENT;

The principal will provide special tools and/or equipment required for the Tools or equipment of a general nature will be the responsibility of V.A. Definitions of "special" and "general' will he negotiated. List of tools supplied: None.

TAX: V.A. C.W.T. workers are participants receiving treatment in a vocational rehabilitation program. V.A. is responsible for all income reporting. The Principal is not responsible for social security, federal and state income taxes. Any other federal, state and local taxes that would be applicable to this agreement will be the responsibility of the Principal.

ALTERATIONS: This agreement may not be altered or amended except by written agreement.

ENTIRETY:	This agreement is the entire agreement and supersedes any previous agreement of representation with respect to the subject matter between Principal and V.A.

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AGREEMENT RE:  CHANGE OF MANAGEMENT OF Nutek Inc.

This Agreement Regarding Change of management of NuTek, Inc., ("Nutek") is made and entered into by and among, Michael Furr ("Furr'), having his principal place of business at 15540 Rockfield Blvd., #C-200, Irvine CA 92618 and
Rodger W.Garrity ("Garrity"), an individual, having his principal office at 1820 B. Garry Ave., #111, Santa Ana, California 92705.

                            RECITALS

NuTek is a publicly traded Nevada corporation listed on the Over-The-Counter Bulletin Board ("OTCBB"), under the trading symbol "NUTK", its CUSIP Number is 670589-10-0.

A.	Garrity at the present time effectively manages NuTek and is its
President, Chief Executive Officer and Chairman of its Board of
Directors.

B.	Furr desires to acquire effective management of NuTek and be and become its President, CEO and Chairman of its Board of Directors, in consideration of his undertakings, warranties, representations, indemnifications and agreements set forth below. Solely in reliance thereon, Garrity is willing to turn over effective management of NuTek to Furr. Furr expressly understands and agrees that Garrity would not permit
Furr to obtain such effective management of NuTek if any representation or warranty made herein by Furr is materially false or known by Garrity to be materially false.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and upon the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which Furr hereby acknowledges, Furr makes the representations, warranties, and covenants to Garrity, set forth below, in order to induce him to turn over effective management of NuTek, and the parties mutually agree as follows:

SECTION ONE

Receipt of Financial and Operations Information

Furr acknowledges that there has been made available to him, during the course of this transaction and prior to the execution of this agreement, the Audited financial Statements of NuTek for years ending December 31, 1995 and 1996; that he has been furnished with all materials requested by him; that all inquires of NuTek and Garrity concerning NuTek and its activities and all other matters relating to the operations of NuTek have been satisfactorily answered by Garrity and NuTek; that he has received all the information both oral and written desired by him; and, that he expressly agrees to accept effective management of NuTek upon the basis hereinafter set forth on an "as is condition" without any warranties, representations, or indemnifications from Garrity, NuTek, its officers and directors of any kind, nature or description.

SECTION TWO

Status of New Lift, Inc. Representations

Furr understands, recognizes and agrees (1) that New Lift, Inc. (("New Lift") an Oklahoma corporation is a wholly owned subsidiary of NuTek; (2) that the assets and liabilities of New Lift and/or the corporate entity or both, has been or will be disposed of by NuTek, either prior to or concurrent with the

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effective date of this agreement; that such disposition benefits NuTek and its shareholders by elimination of New Lift's substantial liabilities which substantially exceed its assets and pose a serious contingent liability to NuTek; (3) that NuTek has forgiven the debt owed to it by New Lift; and, (4) that upon execution of this Agreement, all claims and rights of any kind, nature, or description related in any way to such disposition of New Lift are expressly waived, including, but without any limitation, rights and claims to New Lift's assets whether covered by NuTek's audited consolidated financial statements or otherwise verified solely by Garrity.

SECTION THREE

Knowledge and Experience Representations

Furr has such knowledge and experience in business and financial matters that he is capable of evaluating NuTek and its operations and the activities thereof and the risks and merits of assuming effective management of NuTek and of making an informed decision thereon.

SECTION FOUR

Payment of Liability to Frankie and Rodger Garrity Covenant

Furr recognizes and agrees that NuTek is indebted to Rodger and Frankie Garrity for funds loaned and/or advanced to NuTek and for back compensation. Furr covenants that he will cause the new Directors to issue 600,000 shares of its fully paid nonassessable stock in full payment therefore calculated the same as if NuTek had already made a one share for ten share reverse split of its outstanding stock as of the date hereof, regardless of the effective date of such split all as more fully set forth in Exhibit "A" attached hereto.

SECTION FIVE

Acquisition Covenant

Furr has caused the shareholders of International Licensing Group, Inc. ("ILG") to agree to sell to NuTek 100% of the outstanding common stock of such corporation consisting of 4,800,000 fully paid and nonassessable shares, in consideration that NuTek will issue 1,600,000 shares of its fully paid non-assessable stock in exchange therefore calculated the same as if NuTek had already made a one share for ten share reverse split of its outstanding stock as of the date hereof, regardless of the effective date of such split all as core fully set forth in Exhibit "A" attached hereto.

Furr covenants and represents that the financial condition of ILG is fully set forth in the financial statements of such company, signed by Furr, heretofore furnished to Garrity, is true and correct in all respects.

SECTION SIX

Closing Representations

Furr has requested Garrity to cause the Board of Directors of NuTek ("Current Directors") to hold a special meeting upon execution of this agreement for the sole purpose of:

(1)	Causing Furr and Eric BAUCHMAN to become Directors of NuTek ("New
Directors"), and

(2)	Frankie and Rodger Garrity resigning from the NuTek Board of Directors,

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(3)	Furr covenants that he will cause the new directors to continue the special meeting of the Board of Directors and to adopt and execute a resolution in form and substance identical to EXHIBIT "A" attached hereto. EXHIBIT "A" attached hereto is incorporated herein and forms a part of this Agreement with the same force and effect as if the undertaking set forth in such resolution are fully set forth herein, which shall survive any change or attempted change therein by NuTek's Board of Directors or shareholders or any other interested parties.

SECTION SEVEN

Covenant Not to Sue

Furr, for himself, his spouse, his heirs, legal representatives, assigns and successors, covenants with Garrity, Frankie Garrity, their heirs, assigns and legal representatives and covenants with NuTek, its affiliate companies, their respective legal representatives, assigns and successors to never individually or otherwise institute any suit or action at law or in equity against than or any one of than nor aid in any one in the institution or prosecution of any claim, demand, action or cause of action for damages or any other kind of relief, arising directly or indirectly out of or in any way connected with this Agreement.

SECTION EIGHT

Indemnification Covenant

Furr for himself, his spouse, his heirs and assigns covenants with Garrity, Frankie Garrity, their heirs, assigns and legal representatives and covenants with NuTek, its affiliate companies, their current and former officers and directors, their respective legal representatives, assigns and successors agrees to indemnify and hold harmless each and all of them, jointly and severally from any and all damages, losses, costs and expenses (including reasonable attorneys fees and expenses) which they or any one of them may incur,

(1)	By Furr's failure to fulfill any of the terms of this agreement,

(2)	By reason of any breach by Furr or his heirs, and

(3)	By reason of any materially false or misleading warranty,
    representation or covenant contained in this agreement.

SECTION NINE

Reciprocal Indemnification Covenant

Except for claims of any kind, nature or description arising out of (i) NuTek's disposal of its wholly owned subsidiary, New Lift, Inc., (ii)NuTek's Joint Venture Agreement with Regent Oil & Gas L.L.C., a Texas limited liability Company("Regent") executed the 2nd day of February, 1996, (iii) the obligations of NuTek and Rodger and Frankie Garrity set forth in Exhibit "B" attached hereto, and (iv) any other indebtedness of NuTek of any kind, nature or description, Garrity for himself, his spouse, his heirs, assigns and legal representatives covenants with Furr and NuTek, its affiliate companies, current and former directors and officers, legal representatives, assigns and successors agrees to indemnify and hold harmless each and all of them, jointly and severally from any and all damages, losses, costs and expenses (including reasonable attorney's fees and expenses) which they or any one of than may incur, arising out of the intentional misconduct, fraud or knowing violation of law, in the conduct of NuTek's business, by its officers, directors, employees or agents prior to the date of the execution of this Agreement.

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SECTION TEN

Additional Indemnity and Assumption of Liability

Furr, for himself, his spouse, his heirs, legal representatives, assigns and successors, covenants with Garrity, Frankie Garrity, their heirs, assigns and legal representatives, that by this instrument he has as assumed all personal liability of Garrity in the place and stead of Garrity, as personal Guarantor of certain financial obligations specified in Exhibit "B" attached hereto and made a part hereof for all purposes the same as if fully set forth herein.
Furr, for himself, his spouse, his heirs, legal representatives, assigns and successors, covenants with Garrity, Frankie Garrity, their heirs, assigns and legal representatives from any and all liability, damages, losses, costs and enemies (including reasonable attorney's fees) incurred in connection with defending any claim brought by the holder(s) of such obligations, their successors, assigns, legal representatives or any other interested party, regardless of the nature of a judgment rendered by a court of competent jurisdiction or otherwise.

SECTION ELEVEN

Covenant Not To Assign

Furr shall not assign all or any part of his rights and duties hereunder, without the prior written consent of Garrity.

SECTION TWELVE

Covenant of Garrity

In sole reliance upon inducement of Furr stemming from his foregoing covenants, warranties and representations, Garrity agrees to cause the Board of Directors of NuTek ("Current Directors") to hold a special meeting upon execution of this agreement for the purpose set forth in SECTION SIX above.

SECTION THIRTEEN

Miscellaneous Provisions

This Agreement shall be governed by California Law and shall survive its execution. Any waiver or delay by Garrity in enforcing this Agreement shall not deprive him of the right to take appropriate action at a later time or due to a subsequent breach. This agreement and exhibits supersede all prior oral and written representations that may have been entered into by the parties and shall be interpreted as if written jointly by both parties hereto. Such parties hereby consent to the jurisdiction of California state and federal courts and stipulate to Orange County, California as the proper venue for any litigation that may arise out of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 20th day of September, 1997, but shall have no force and effect until the above referenced New Board has executed and implemented EXHIBIT "A" attached hereto.


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